EXHIBIT 99.2




        TELZUIT TECHNOLOGIES, INC. PURCHASES ASSETS FOR MONITORING CENTER

ORLANDO, Fla. --(BUSINESS WIRE)-June 27, 2005--Telzuit Technologies, Inc. (Telzuit), a wholly- owned subsidiary of Taylor Madison Corp., d/b/a Telzuit Medical Technologies (Pink Sheets:TMDN), announced today that Telzuit has placed an order with Technology Integration Group for IBM hardware and software amounting to approximately $411,000.

According to Michael J. Vosch, Senior Vice-President of Taylor Madison and Telzuit, "The partnering of Telzuit with IBM for the equipment is a major step forward in our overall implementation plan. IBM is providing both the hardware and the first part of the software solution of the patient monitoring system. The integration of this with the Philips Medical software, which we have licensed, will complete the backend of our patient monitoring hardware and software solution."

About  Telzuit  Technologies,  Inc.

Telzuit Technologies, Inc. is dedicated to providing advanced mobile medicine for people worldwide. The first step in this mission will initially take the form of our state-of-the-art, FDA approved, Bio-Patch Wireless Heart Monitor. This is a full 12-lead, completely wireless, Holter monitor, which is new to the marketplace. Telzuit anticipates that the product will be available to patients and physicians during the 2005 calendar year.

Telzuit is also building its own dedicated intranet as a platform to handle several of the products it will be releasing, including its initial product, the Bio-Patch Wireless Heart Monitor. More information on Telzuit, its business model, and its products can be found on its website: http://www.telzuit.com.

The corporate offices of Taylor Madison and Telzuit are located at 5422 Carrier Drive, Suite 306, Orlando, FL 32819. Questions may be addressed to James Tolan, Senior Vice President of Business Development, at 407-354-1222.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products, and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Taylor Madison and Telzuit results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Taylor Madison and Telzuit undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.